Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media) 724-514-1968 Dan Crookshank (Investors) 724-514-1813
Mylan Announces Transition of Chief Financial Officer
PITTSBURGH—Feb. 19, 2009—Mylan Inc. (Nasdaq: MYL) today announced that its Chief Financial Officer, Edward J. Borkowski, will transition out of his role over the next several months. Borkowski will remain with Mylan until a successor is named and in place.
Mylan’s Vice Chairman and CEO Robert J. Coury stated: “Not only do I want to thank Ed for the commitment he brought to Mylan over the last seven years, I want to commend him for the role he played in supporting me and Mylan during the company’s transformation, especially in helping to build a very strong foundation for the company to grow and in establishing a sound and balanced capital structure. It is with both optimism and gratitude that we make this announcement today, and I am pleased that Ed will continue to direct our finance team through this transition while a new CFO is successfully recruited and on board over the next few months.”
Borkowski stated: “Since I began my tenure at Mylan seven years ago, I’ve had the absolute pleasure to work with Robert Coury and the Mylan management team in executing the company’s vision and growth strategy, which has resulted in Mylan’s transformation from a U.S.-based generic drug company to a leading global provider of quality generic and specialty pharmaceuticals. We have achieved a great deal over the last several years, and I’m very proud that I’ve been able to complete all that was asked of me. As Mylan has entered into the next phase of executing on its global operational goals, I believe that it is an appropriate time for me to be able to move on to new challenges. Mylan is well positioned to succeed on the global stage, and I am proud to have been a part of Mylan’s continued growth and leadership in the industry.”
Mylan has retained the executive recruitment firm Korn/Ferry International to lead the search for Borkowski’s replacement.
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s third largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
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